Exhibit 4.5

28 February 2004

TOM Online Inc.

SHARE OPTION SCHEME

1.	DEFINITIONS AND INTERPRETATION

(A)	In this Scheme, save where the context otherwise requires, the following expressions have the respective meanings set opposite them:-

	“Adoption Date”	12 February 2004, being the date on which the Scheme is adopted by resolution of the sole shareholder of the Company;

	“Auditors”	the auditors for the time being of the Company;

	“Board”	the board of directors of the Company or a duly authorised committee thereof;

“Business Associate”

any advisor or consultant to the Group provided, however, that such advisor or consultant (i) is a natural person, (ii) provides bona fide services to the Group and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly make a market for the Company’s securities;

	“business day”	any day (excluding Saturday) on which banks in Hong Kong generally are open for business and the Stock Exchange is open for the business of dealing in securities;

	“Commencement Date”	in respect of any particular Option, the date on which the Option is granted in accordance with the terms of this Scheme;

“Company”	TOM Online Inc., an exempted company incorporated in the Cayman Islands with limited liability;

“Employee”	(a)

any full-time employee and/or director (including non-executive director and independent non-executive director) of our holding company from time to time (within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)) and/or any company in the Group; and

(b) any part time employee of our holding company from time to time (within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)) and/or any company in the Group;

“GEM”	the Growth Enterprise Market of the Stock Exchange;

“GEM Listing Rules”	the Rules Governing the Listing of Securities on GEM (as amended from time to time);

“Grantee”

any Participant who accepts an Offer in accordance with the terms of this Scheme, or (where the context so permits) any person who is entitled to any Option in consequence of the death of the original Grantee;

“Group”	the Company and its Subsidiaries;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“IPO”	the initial public offering of Shares and the listing of Shares on GEM;

“Offer”	the offer of the grant of an Option made in accordance with paragraph 4;

“Offer Date”	the date on which an Offer is made to a Participant which date must be a business day;

“Option”	a right granted to subscribe for Shares or to receive the Redemption Price in respect of Shares pursuant to this Scheme;

“Option Period”

a period to be notified by the Board to each Grantee (provided that the period within which an Option must be exercised shall not be more than ten years commencing on the Offer Date). The Board may also impose restrictions on the exercise of an Option during the period an Option may be exercised;

“Participant”	any Employee or Business Associate (other than any substantial shareholder of the Company and/or any of its associates (within the meaning of the GEM Listing Rules));

“PRC”	the People’s Republic of China (excluding Hong Kong);

“Redemption Price”

the amount (if any) by which (i) the net proceeds of sale (e.g. after payment of, without limitation, stamp duty, commissions, brokerage and Stock Exchange trading fee, Securities and Futures Commission transaction levy and investor compensation levy) of the Shares in respect of which an SAR Option is exercised, exceeds (ii) the Subscription Price applicable to such Shares;

“SAR Option”	a right granted to receive the Redemption Price in respect of Shares pursuant to this Scheme;

“Scheme”	this share option scheme in its present form or as amended from time to time in accordance with the provisions hereof or as required by the GEM Listing Rules;

“Share Option”	a right granted to subscribe for Shares pursuant to this Scheme;

“Share Registrar”	Computershare Hong Kong Investor Services Limited, or the Hong Kong branch share registrar of the Company from time to time;

“Shares”

shares of HK$0.01 each in the capital of the Company (or of such other nominal amount as shall result from a sub-division, consolidation, reclassification or reconstruction of the share capital of the Company from time to time);

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;

“Subscription Price”	the price per Share at which a Grantee may subscribe for Shares on the exercise of an Option, or by reference to which the Redemption Price will be calculated, as described in paragraph 5; and

“Subsidiary”

a company which is for the time being and from time to time a subsidiary (within the meaning of the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)) of the Company, whether incorporated in Hong Kong or elsewhere and which, for the avoidance of doubt is also controlled by the Company directly, or indirectly though one or more intermediaries, where “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that company, whether through the ownership of voting securities, by contract or otherwise.

(B)	In this Scheme, save where the context otherwise requires:-

	(i)	the headings are inserted for convenience only and shall not limit, vary, extend or otherwise affect the construction of any provision of this Scheme;

	(ii)	references to paragraphs are references to paragraphs of this Scheme;

(iii)

references to any statute or statutory provision shall be construed as references to such statute or statutory provision as respectively amended, consolidated or re-enacted, or as its operation is modified by any other statute or statutory provision (whether with or without modification), and shall include any subsidiary legislation enacted under the relevant statute;

	(iv)	expressions in the singular shall include the plural and vice versa;

	(v)	expressions in any gender shall include other genders; and

	(vi)	references to persons shall include bodies corporate, corporations, partnerships, sole proprietorships, organisations, associations, enterprises and branches.

1A.	PURPOSE OF THE SCHEME	23.03(1)

The purpose of this Scheme is to provide the Group with a flexible means of attracting, retaining and motivating talented Participants to strive for future developments and expansion of the Group. This Scheme shall be an incentive to encourage the Participants and to allow the Participants to enjoy the results of the Company attained through their efforts and contributions.

2.	CONDITIONS

This Scheme shall take effect subject to:-

(i) the passing of an ordinary resolution by the shareholders of the Company to approve and adopt this Scheme, and to authorise the directors of the Company to grant Options to subscribe for Shares hereunder and to allot, issue and deal with Shares pursuant to the exercise of any Options granted under this Scheme;

(ii) the passing of an ordinary resolution by the shareholders of TOM.COM Limited (to be renamed TOM Group Limited) to approve and adopt this Scheme;

(iii) the GEM Listing Committee of the Stock Exchange granting approval of the listing of and permission to deal in any Shares which may be issued pursuant to the exercise of Options under this Scheme;

(iv) the obligations of the underwriters under the underwriting agreement relating to the IPO becoming unconditional (including, if relevant, as a result of the waiver of any such condition(s)) and not being terminated in accordance with the terms of that agreement or otherwise; and

(v) the commencement of dealings in the Shares on GEM.

If the above conditions are not satisfied on or before the date which is 30 days after the date of the Hong Kong prospectus in respect of the IPO, this Scheme shall forthwith determine and no person shall be entitled to any rights or benefits or be under any obligations under or in respect of the Scheme.

3.	DURATION AND ADMINISTRATION	23.03(5) 23.03(11)

(A)

Subject to paragraph 13, this Scheme shall be valid and effective for a period of ten years commencing on the Adoption Date after which period no further Options will be granted but the provisions of this Scheme shall in all other respects remain in full force and effect and Options which are granted during the life of the Scheme may continue to be exercisable in accordance with their terms of issue.

(B)

This Scheme shall be subject to the administration of the Board or a committee of the Board and the decision of the Board or such committee shall be final and binding on all parties. The Board (or such committee) shall have the right (i) to interpret and construe the provisions of the Scheme, (ii) to determine the persons who will be awarded Options under the Scheme, and the number and Subscription Price of Options awarded thereto, (iii) to make such appropriate and equitable adjustments to the terms of Options granted under the Scheme as it deems necessary and (iv) to make such other decisions or determinations as it shall deem appropriate in the administration of the Scheme.

(C)

No member of the Board or committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Board or committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Scheme may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Scheme unless arising out of such person’s own fraud or bad faith.

4.	OFFER AND GRANT OF OPTIONS	23.03(2)

(A)

On and subject to the terms of this Scheme, the Board shall be entitled at any time during the life of the Scheme to make an Offer to any Participant as the Board may in its absolute discretion select to take up Options in respect of such number of Shares as the Board may determine (provided the same shall be a board lot for dealing in Shares on the Stock Exchange or an integral multiple thereof) at the Subscription Price. Subject to the provisions of the GEM Listing Rules, Options may be granted on such terms and conditions in relation to their vesting, exercise or otherwise (e.g. by linking their exercise to the attainment or performance of milestones by any member of the Group, the Grantee or any group of Participants) as the Board may determine, provided such terms and conditions shall not be inconsistent with any other terms and conditions of this Scheme. For the avoidance of doubt, subject to such terms and conditions as the Board may determine as aforesaid (including such terms and conditions in relation to their vesting, exercise or otherwise), there is no minimum period for which an Option must be held before it can be exercised and no performance target need to be achieved by the Grantee before the Options can be exercised.

23.03(6) 23.03(7)

(B)

Options shall entitle the Grantee to subscribe for Shares on the terms set out in this Scheme save that if, at the time the Grantee wishes to exercise an Option, the exercise of the Option, the issue of Shares to the Grantee pursuant to the Scheme, the registration of the Grantee as the holder of such shares, the exercise and enjoyment of the rights attaching to such Shares or the performance of the obligations of the Company or the Grantee under this Scheme is not permitted by any applicable laws or regulations (including laws or regulations of the PRC or of any country or jurisdiction of which the Grantee is a national or resident), the Options shall not entitle the Grantee to subscribe for Shares but shall be SAR Options which entitle the Grantee to receive the Redemption Price on the terms and conditions set out in this Scheme.

(C)

An Offer shall be made to a Participant by letter in such form as the Board may from time to time determine requiring the Participant to undertake to hold the Option on the terms on which it is to be granted and to be bound by the provisions of this Scheme and shall remain open for acceptance by the Participant to whom an Offer is made for a period of 28 days from the Offer Date, provided that no such Offer shall be open for acceptance after the tenth anniversary of the Adoption Date or after this Scheme has been terminated in accordance with the provisions hereof.

(D)

An Offer shall be deemed to have been accepted when the duplicate letter comprising acceptance of the Offer is duly signed by the Grantee with the number of Shares in respect of which the Offer is accepted clearly stated therein, together with a remittance in favour of the Company of HK$5.00 (receipt of which shall be deemed to be acknowledged by the Company upon receipt of the duplicate letter comprising acceptance of the offer letter duly signed by the Grantee) by way of consideration for the grant thereof, is received by the Company. Such remittance shall not be refundable.

23.03(8)

(E)

Any Offer may be accepted in respect of less than the number of Shares to which the offered Option relates provided that it is accepted in respect of a board lot for dealing in Shares on the Stock Exchange or an integral multiple thereof. To the extent that the Offer is not accepted within 28 days in the manner indicated in paragraph 4(C), it will be deemed to have been irrevocably declined.

(F)

An Offer must not be made after a price sensitive event has occurred or a price sensitive matter has been the subject of a decision until such price sensitive information has been announced in accordance with the requirements of Chapter 16 of the GEM Listing Rules. In particular during the period commencing one month immediately preceding the earlier of:

(1)

the date of the Board meeting for the approval of the Company’s results for any year, half-year or quarter-year period or any other interim period (whether or not required under the GEM Listing Rules); and

	(2)	the deadline for the Company to publish announcement of results for any year, half-year or quarter-year period or any other interim period (whether or not required under the GEM Listing Rules),

and ending on the date of the results announcement, no Option may be granted. Such period will cover any period of delay in the publication of a results announcement.

5.	SUBSCRIPTION PRICE	23.03(9)

The Subscription Price shall be a price determined by the Board at its absolute discretion and notified to the Participant and shall be no less than the higher of:-

(i) the closing price of the Shares as stated in the daily quotation sheets issued by the Stock Exchange on the Offer Date;

(ii)

the average closing price of the Shares as stated in the daily quotation sheets issued by the Stock Exchange for the five business days immediately preceding the Offer Date (provided that the new issue price shall be used at the closing price for any business day falling within the period before listing of the Shares where the Company has been listed for less than five business days or at the Offer Date); and

(iii) the nominal value of a Share.

6.	EXERCISE OF OPTIONS

(A)

An Option shall be personal to the Grantee and shall not be assignable or transferable. No Grantee shall in any way sell, transfer, charge, mortgage, encumber or create any interests in favour of any third party over or in relation to any Option.

23.03(10) 23.03(17)

(B)

An Option may be exercised in whole or in part in the manner as set out in paragraph 6(C) or 6(D)(as the case may be) by the Grantee (or his or her personal representatives) giving notice in writing to the Company in the form of the notice attached hereto as Schedule I stating that the Option is thereby exercised and the number of Shares in respect of which it is exercised. In the case of a Grantee who is a national or a resident of the PRC or of such other country or jurisdiction as the Board shall reasonably determine from time to time and notify to the Grantees, the notice exercising the Option shall be accompanied by a legal opinion in such form and from such PRC or other lawyers as the Board may from time to time approve confirming that the exercise of the Option, the issue of Shares to the Grantee pursuant to the Scheme, the registration of the Grantee as the holder of the Shares, the exercise and enjoyment of the rights attaching to such Shares and the performance of the obligations of the Company or the Grantee under the Scheme is not in breach of any applicable laws or regulations. If such notice is not accompanied by such legal opinion, the Option shall be deemed for all purposes to be an SAR Option. In all cases the notice shall be in the form of the notice attached hereto as Schedule I, and shall include the warranty and representation in respect of compliance with applicable laws and regulations contained therein.

(C)	Each notice exercising a Share Option must be accompanied by a remittance for the aggregate amount of the Subscription Price multiplied by the number of Shares in respect of which the notice is given. Within 28 days after receipt of the notice and remittance and, where appropriate, receipt of the Auditors’ certificate pursuant to paragraph 9, the Company shall allot, and shall instruct the Share Registrar to issue, the relevant Shares to the Grantee (or his or her personal representatives) credited as fully paid and issue to the Grantee (or his or her personal representatives) a share certificate in respect of the Shares so allotted.

(D)	SAR Options shall be exercised on the following terms and conditions (and if any of such conditions shall not be fulfilled the exercise of the SAR Option shall be void and of no effect):-

(i)

It shall be a condition of the exercise of an SAR Option that the relevant Shares shall be traded on GEM or the main board of the Stock Exchange or such other recognised stock exchange as the Board shall approve, and that at all times during the period from and including the exercise of the SAR Option and the completion of the sale of the relevant Shares, dealings in the Shares on such exchange shall continue and shall not be suspended.

(ii)

It shall be a further condition of the exercise of an SAR Option that the net proceeds of sale of the relevant Shares (as referred to in the definition of “Redemption Price”) shall exceed the Subscription Price of such Shares;

(iii)

Upon the exercise of an SAR Option, and subject to it becoming unconditional in all respects, the Board shall approve, as soon as reasonably practicable, the Shares in respect of which the SAR Option is exercised (adjusted, where appropriate, pursuant to paragraph 9), shall arrange for the sale on GEM, or the main board of the Stock Exchange or such other recognised stock exchange as the Shares shall be traded on, shall allot and instruct the Share Registrar to issue the relevant Shares to the relevant purchaser(s) or subscriber(s) or as it may direct, shall receive the whole of the net proceeds of sale of the Shares for the Company’s account, free of all liens or trusts, and shall pay to the Grantee, subject to paragraph 6(E) below an amount equal to the Redemption Price in cash, by Company cheque or wire transfer at the Company’s election. The Grantee shall provide the Company with such information in relation to the method of making payment as the Company may require, and the making of such payment in accordance with such information shall operate as a complete and absolute discharge of the Company’s obligations to make payments in respect of the exercise of the SAR Option. If so requested by the Company, a Grantee shall deliver a duly executed receipt of payment contemporaneously with the making of such payment.

(E)

The Grantee shall be solely liable to pay all taxes and other levies which may be assessed or assessable on any payments made by the Company hereunder and all payments required to be made hereunder by the Company shall be subject to the deduction or withholding of such amounts as the Board may reasonably determine is necessary or desirable by reason of any liability to tax or obligation to account for tax or loss of any relief from tax which may fall on the Company or any Subsidiary in respect of, or by reason of such payment or the exercise of the relevant SAR Option, and the Grantee agrees to indemnify and keep the Company (for itself and as trustee for its subsidiaries) indemnified in respect of any such liability, obligation or loss and accepts that any claim in respect of such indemnity may be satisfied by set-off against any sums due from the Company or any Subsidiary to such Grantee from time to time.

(F)

The Shares to which an SAR Option relates shall be allotted and issued on terms that they shall be fully paid up and the part of the net proceeds of issue which equals the Subscription Price of such Shares shall be credited to share capital and capital reserves.

(G)

The SAR Options are solely a device for the measurement and determination of the amount to be paid to each Grantee of an SAR Option. SAR Options shall not constitute or be treated as property or as a trust fund of any kind or as shares, an interest in shares, share options or any form of equity, but shall constitute an unsecured obligation of the Company to pay the Redemption Price on the terms set out in this Scheme.

(H)

Subject as hereinafter provided and subject to the terms and conditions upon which such Option was granted, the Option may be exercised by the Grantee at any time during the Option Period, provided that:-

	(i)	(a)

in the case where the Grantee is an Employee and where the Grantee ceases to be an Employee for any reason other than his or her death or the termination of his or her employment or directorship on one or more of the grounds specified in paragraph 7(iv), the Grantee may exercise the Option up to his or her entitlement at the date of cessation (to the extent he or she is entitled to exercise at the date of cessation but not already exercised) within the period of 12 months following the date of such cessation which date shall be the last actual working day with the Group whether salary is paid in lieu of notice or not (provided that such exercise is during the relevant Option Period), in accordance with the provision of paragraph 6(A), failing which it will lapse;

(b)

in the case where the Grantee is an Employee and where the Grantee ceases to be an employee or director of the Group by reason of the termination of his or her employment or directorships on the grounds that he or she has became insolvent or has made any arrangements or compositions with his or her creditors generally or by reason of actual financial difficulties, the Grantee shall only be entitled to exercise the Options during the relevant Option Period up to the entitlement of such Grantee as at the date on which such Grantee ceased to be an employee or director of the Group (to the extent not already exercised) within the period of 12 months following the date of such cessation (provided that such exercise is during the relevant Option Period), failing which it will lapse;

(c)

in the case (1) where the Grantee is a Business Associate who is an advisor or consultant to the Group or any other person under the definition of Business Associate, in each case, under a fixed term contract, if the Grantee ceases to be a Business Associate by reason of termination or expiry of the term of the relevant fixed term contract without any extension or renewal by the Group for reasons other than (i) on one or more of the grounds specified in paragraph 7(iv), or (ii) on his or her death if the Business Associate is a natural person, or (2) where the Grantee is a Business Associate who is an advisor or consultant to the Group or any other person under the definition of Business Associate, in each case, not under any fixed term contract, if the Grantee ceases to be a Business Associate by reason of the Grantee ceasing to provide any further advisory or consultancy or other kind of services, support, assistance or contribution to the Group as may be determined by the Board and notified to such Business Associate in writing within one year after the provision of its last services, support, assistance or contribution to the Group for reasons other than (i) on one or more of the grounds specified in paragraph 7(iv), or (ii) on his or her death if the Business Associate is a natural person, the Grantee may exercise the Option up to his or her entitlement at the date of cessation (to the extent he or she is entitled to exercise at the date of cessation but not already exercised) within the period of 9 months (or such longer period as the Board may determine) following the date of such cessation, which date shall, in the case of (1) above, be the date of expiry of the relevant fixed term contract; and in the case of (2) above, be the date of the aforesaid written notification to the Business Associate failing which it will lapse;

(ii)

in the case where the Grantee is an Employee or a Business Associate (in each case, being an individual) dies before exercising the Option in full and none of the events specified in paragraph 7(iv) arises, the personal representative(s) of the Grantee shall be entitled within a period of 12 months from the date of death to exercise the Option within the period of 12 months following the date of death (provided that such exercise is during the relevant Option Period) up to the entitlement of such Grantee as at the date of death (to the extent not already exercised), failing which it will lapse;

(iii)

if a general offer by way of takeover is made to all the holders of Shares (or all such holders other than the offeror, any person controlled by the offeror and any person acting in association or concert with the offeror) with the terms of the offer having been approved or accepted by the holders of not less than nine-tenths in value of the Shares comprised in the offer within four months from the date of the offer and the offeror thereafter gives a notice to acquire the remaining Shares, the Grantee (or, where appropriate, his or her legal personal representatives) shall be entitled to exercise the Option in full (to the extent not already exercised) even though the Option Period has not come into effect during the occurrence of the general offer within 21 days after the date of such notice by the offeror;

(iv)

if a compromise or arrangement between the Company and its members or creditors is proposed for the purposes of or in connection with a scheme for the reconstruction of the Company, takeover offer made to all the holders of Shares (or such holders other than the offeror, any person controlled by the offerors and any person acting in association or in concert with the offeror)(to the extent the same does not fall under paragraph 6(H) (iii) above), or the Company’s amalgamation with any other company or companies, the Company shall give notice to the Grantee on the same date as it dispatches the notice to each member or creditor of the Company summoning the meeting to consider such a compromise or arrangement, and thereupon the Grantee (or his or her personal representative(s)) may until the expiry of the period commencing with such date and ending with the earlier of the date two months thereafter and the date on which such compromise or arrangement is sanctioned by the court, provided that the relevant options are not subject to a term or condition precedent to them being exercisable which has not been fulfilled, exercise any of his or her options whether in full or in part, but the exercise of an option as aforesaid shall be conditional upon such compromise or arrangement being sanctioned by the court and becoming effective. Upon such compromise or arrangement becoming effective, all options shall lapse except insofar as previously exercised under the Scheme. The Company may require the Grantee (or his or her personal representative(s)) to transfer or otherwise deal with the Shares issued as a result of the exercise of options in these circumstances so as to place the Grantee in the same position as nearly as would have been the case had such Shares been subject to such compromise or arrangement;

(v)

in the event a notice is given by the Company to its shareholders to convene a shareholders’ meeting for the purpose of considering and, if thought fit, approving a resolution to voluntarily wind-up the Company, the Company shall forthwith give notice thereof to the Grantee and the Grantee (or his or her legal personal representatives) may by notice in writing to the Company (such notice to be received by the Company not later than four business days prior to the proposed shareholders’ meeting) exercise the Option (to the extent not already exercised) either to its full extent or to the extent specified in such notice and the Company shall as soon as possible and in any event no later than the day immediately prior to the date of the proposed shareholders’ meeting, allot and issue such number of Shares to the Grantee which falls to be issued on such exercise; and

	(vi)	in the event that the Grantee:

		(a)	being an Employee, is an employee or a director of a Subsidiary; or

(b)

being a Business Associate who is an advisor, consultant or goods or service provider or customer, provides advisory or consultancy or other kind of goods or services to a Subsidiary or is a customer of a Subsidiary; or

		(c)	being a Business Associate who has supported, assisted or contributed to the Group, the contribution is to a Subsidiary;

and the shares in such Subsidiary (or in any other Subsidiary which is a holding company of such Subsidiary) shall be listed on, or become publicly traded on any recognised stock exchange, the Company may, if the Board considers it appropriate, give notice to the Grantee requiring the Grantee to exercise the Option (to the extent not already exercised) to its full extent specified in such notice and on such other terms as to exercise period, etc. as the Board shall decide. Any Option that is not exercised within the period as set out in the notice will lapse.

(I)

The Shares to be allotted and issued upon the exercise of an Option will be subject to the provisions of the articles of association of the Company for the time being in force and will rank pari passu with the fully paid Shares in issue as from the date of exercise of the Option and in particular will entitle the holders to participate in all dividends or other distributions paid or made on or after the date of exercise of the Option other than any dividend or other distribution previously declared or recommended or resolved to be paid or made if the record date therefor is before the date of exercise of the Option, provided always that when the date of exercise of the Option falls on a date upon which the register of members of the Company is closed then the exercise of the Option shall become effective on the first business day in Hong Kong on which the register of members of the Company is re-opened.

(J)

The Board may at any time cancel Options previously granted to, but not yet exercised by a Grantee. Where the Company cancels Options and offers Options to the same Grantee, the offer of such new Option may only be made with available Options to the extent not yet granted (excluding the cancelled Options) within the limit approved by the shareholders of the Company as mentioned in paragraph 8(A) of this Scheme.

23.03(14)

7.	LAPSE OF OPTION

	An Option shall lapse automatically (to the extent not already exercised) on the earliest of:-			23.03(11) 23.03(12)

	(i)	the expiry of the Option Period (subject to the provisions of Clause 3(A));

(ii)	the expiry of the periods referred to in paragraph 6(H)(i),(ii), (iii), (v) or (vi);

(iii)	subject to the scheme of arrangement or scheme for reconstruction or amalgamation becoming effective, the expiry of the period referred to in paragraph 6(H)(iv);

(iv)	the date on which:

(a)

the Grantee being an Employee, ceases to be an employee or director of the Group by reason of the termination of his or her employment or directorship on the grounds that he or she has been guilty of misconduct, or has been convicted of any criminal offence involving his or her integrity or honesty; or

(b)

the Grantee being a Business Associate who is an advisor, consultant goods or service provider or a customer of the Group or who provides assistance, support or contribution to the Group, and the Business Associate is under any contract with the Group, such contract is terminated by reason of breach of contract on the part of the Business Associate; or

(c)

the Grantee being a Business Associate, appears either to be unable to pay or have no reasonable prospect to be able to pay debts, or has become insolvent, or has made any arrangements or composition with his or her creditors generally, or ceases or threaten to cease to carry on its business, or is wound up, or has an administrator or liquidator being appointed for the whole or any part of its undertaking or assets; or has been convicted of any criminal offence involving integrity or honesty;

provided that whether any one or more of the events specified in the above occur in relation to a Grantee shall in the reasonable opinion of the Board be solely and conclusively determined by the Board;

(v)

the close of 4 business days prior to the shareholders’ meeting of the Company held for the purpose of approving the voluntary winding-up of the Company or the date of the commencement of the winding-up of the Company;

(vi)	the date on which the Grantee commits a breach of paragraph 6(A); and

(vii)	the date on which the Option is cancelled by the Board as provided in sub-paragraph 6(J).

An Option granted but not yet vested with the Grantee shall also lapse automatically in the event that the Grantee being an Employee or Business Associate ceases to be an Employee or Business Associate, as the case may be, for whatever reason.

8.	MAXIMUM NUMBER OF SHARES SUBJECT TO OPTIONS		23.03(3)

(A)	(i)	Subject to sub-paragraph 8(A)(ii) :-

(a)

The total number of Shares which may be issued upon exercise of all options to be granted under this Scheme and any other share option schemes of the Company shall not in aggregate exceed 10 per cent. of the total number of Shares in issue as at the date of approval of this Scheme unless the Company obtains a fresh approval from its shareholders pursuant to sub-paragraph 8(A)(i)(b). Options lapsed in accordance with the terms of this Scheme will not be counted for the purpose of calculating such 10 per cent. limit.

(b)

The Company may seek approval of its shareholders in general meeting to refresh the 10 per cent. limit set out in sub-paragraph 8(A)(i)(a) such that the total number of Shares in respect of which Options may be granted by the Board under this Scheme and in respect of which options may be granted under all other share option schemes of the Company under the limit as refreshed shall not exceed 10 per cent. of the total number of Shares in issue as at the date of approval of the refreshed limit. Options previously granted under this Scheme and any other share option schemes of the Company (including those outstanding, cancelled, lapsed in accordance with this Scheme or any other share option scheme or exercised options) will not be counted for the purpose of calculating such limit as refreshed. In such case, the Company shall send a circular to its shareholders containing the information required under the GEM Listing Rules.

(c)

The Company may grant Options to specified Participant(s) beyond the 10 per cent. limit set out in sub-paragraph 8(A)(i)(a) provided that the Options granted in excess of such limit are specifically approved by the shareholders of the Company in general meeting and the Participants are specifically identified by the Company before such approval is sought. In such case, the Company shall send a circular to its shareholders containing the information required under the GEM Listing Rules.

	(ii)	Notwithstanding anything in sub-paragraph 8(A)(i) and subject to sub-paragraph 8(B), the maximum number of Shares which may be issued upon exercise of all outstanding Options granted and yet to be exercised under this Scheme and any other share option schemes of the Company shall not exceed 30 per cent. (or such higher percentage as may be allowed under the GEM Listing Rules) of the total number of Shares in issue from time to time. No Options may be granted under this Scheme and any other share option scheme of the Company if this will result in such limit being exceeded.

(B)	(i)

Subject to sub-paragraphs 8(B)(ii), (iii) and (iv), the total number of Shares issued and to be issued upon exercise of the Options granted to each Participant (including both exercised and outstanding Options) in any 12-month period shall not exceed 1 per cent. of the total number of Shares in issue.

23.03(4)

(ii)

Notwithstanding sub-paragraph 8(B)(i), any further grant of Options to a Participant in excess of the 1 per cent. limit shall be subject to shareholders’ approval with such Participant and his associates (within the meaning as ascribed under the GEM Listing Rules) abstaining from voting. The Company shall send a circular to its shareholders containing the information required under the GEM Listing Rules. The number and terms of the Options to be granted to such Participant shall be fixed before the shareholders’ approval of the grant of such Options and the date of Board meeting for proposing such further grant should be taken as the Offer Date for the purpose of calculating the Subscription Price.

(iii)

In addition to sub-paragraphs 8(B)(i) and 8(B)(ii), any grant of Options to a Participant who is a director, chief executive, management shareholder or substantial shareholder (all having the meaning as ascribed under the GEM Listing Rules) of the Company or respective associates (within the meaning as ascribed under the GEM Listing Rules) must be approved by the independent non-executive directors of the Company (excluding any independent non-executive director who is the Participant).

23.03(4)

(iv)

Where the Board proposes to grant any Option to a Participant who is a substantial shareholder or an independent non-executive director of the Company or any of their respective associates (within the meaning as ascribed under the GEM Listing Rules) and such Option which if exercised in full, would result in such Participant becoming entitled to subscribe for such number of Shares, when aggregated with the total number of Shares already issued, and issuable, to him or her pursuant to all options granted and to be granted under this Scheme and any other share option scheme of the Company (including options exercised, cancelled and outstanding) to such person in the 12-month period up to and including the proposed Offer Date of such grant (the “Relevant Date”):

23.03(4)

		(a)	representing in aggregate more than 0.1 per cent. of the total number of Shares in issue at the Relevant Date; and

(b)

having an aggregate value, based on the closing price of the Shares as stated in the Stock Exchange’s daily quotations sheet on the Relevant Date and if the Relevant Date is not a trading day, the trading day immediately preceding the Relevant Date, in excess of HK$5,000,000;

such proposed grant of Options must be approved by the shareholders of the Company in general meeting. The Company shall send a circular to its shareholders containing the information required under the GEM Listing Rules. The Participant concerned and all other connected persons (as such term is defined in the GEM Listing Rules) of the Company must abstain from voting in favour of the resolution at the general meeting. Any vote taken at the meeting to approve the grant of such options must be taken on a poll.

The Participant concerned and all other connected persons (as such term is defined in the GEM Listing Rules) of the Company may vote against the resolution at the general meeting provided that such intention to do so has been stated in the circular. Any such party may change his mind as to whether to abstain or vote against the resolution, in which case the Company shall, if it becomes aware of the change before the date of the general meeting, immediately despatch a circular to the Shareholders or publish an announcement notifying the Shareholders of the change and, if known, the reason for such change. Where the circular is despatched or the announcement is published less than 14 days before the date originally schedules for the general meeting, the meeting shall be adjourned before considering the relevant resolution to a date that is at least 14 days from the date of despatch of the circular or publication of the announcement by the chairman.

(C)

The maximum number of Shares referred to in paragraphs 8(A) and 8(B) may be adjusted, in the event of a capitalisation of profits or reserves, rights issue, consolidation, sub-division or reduction of the share capital of the Company. Any such adjustments shall give the Participants the same proportion of equity capital as they were previously entitled to and no adjustments shall be made to the extent that a Share would be issued at less than its nominal value. In respect of any such adjustments, other than those made on a capitalisation issue, an independent financial advisor or the Auditors shall confirm to the Board in writing that the adjustments satisfy the requirement.

9.	REORGANISATION OF CAPITAL STRUCTURE	23.03(13)

In the event of a capitalisation issue, rights issue, sub-division or consolidation of shares, or reduction of the share capital of the Company or otherwise howsoever in accordance with legal requirements and requirements of the Stock Exchange whilst any Option remains exercisable, other than adjustments as a result of an issue of Shares as consideration in a transaction to which the Company is a party or an issue of shares pursuant to, or in connection with, any share option scheme, share appreciation rights scheme or any arrangement for remunerating or incentivising any employee, consultant or adviser to the Group or in the event of any distribution of the Company’s capital assets to its shareholders on a pro rata basis (whether in cash or in specie) other than dividends paid out of the net profits attributable to its shareholders for each financial year of the Company, such corresponding alterations (if any) shall be made to:-

	(i)	the number or nominal amount of Shares subject to the Option so far as unexercised; or

	(ii)	the Subscription Price,

or any combination thereof, as the Auditors shall certify in writing, either generally or as regard any particular Grantee, to have, in their opinion, fairly and reasonably satisfied the requirement that such adjustments give a participant the same proportion (or rights in respect of the same proportion) of the equity capital as that to which that person was previously entitled, but that no such adjustments be made to the extent that a share would be issued at less than its nominal value. The capacity of the Auditors in this paragraph is that of experts and not of arbitrators and their certification shall, in the absence of manifest error, be final and binding on the Company and the Grantees. The costs of the Auditors shall be borne by the Company.

10.	SHARE CAPITAL

The exercise of any Option shall be subject to the members of the Company in general meeting approving any necessary increase in the authorised share capital of the Company. Subject thereto, the Board shall make available sufficient authorised but unissued share capital of the Company to meet subsisting requirements on the exercise of Options.

11.	DISPUTES

Any dispute arising in connection with this Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) may be referred by the Board (or committee thereof) to the decision of the Auditors who shall act as experts and not as arbitrators and whose decision shall be final and binding.

12.	ALTERATION OF THIS SCHEME	23.03(18)

(A)

This Scheme may be altered in any respect by a resolution of the Board, save that the provisions of this Scheme relating to matters contained in rule 23.03 of the GEM Listing Rules shall not be altered to extend the class of persons eligible for the grant of Options or to the advantage of Grantees or prospective Grantees, except with the prior approval of shareholders of the Company in general meeting with participants and their associates abstaining from voting. No such alteration shall operate to affect adversely the terms of issue of any Option granted or agreed to be granted prior to such alteration, except with the consent or sanction of such majority of the Grantees as would be required of the shareholders of the Company under the articles of association for the time being of the Company for a variation of the rights attached to the Shares.

(B)

Any alteration to the terms and conditions of this Scheme, which is of a material nature, or any change to the terms of any Option granted or agreed to be granted must be approved by the shareholders of the Company, except where such alterations take effect automatically under the existing terms of this Scheme.

(C)	Any change to the authority of the Board or administrators of this Scheme in relation to any alteration to the terms of this Scheme must be approved by shareholders of the Company in general meeting.

13.	TERMINATION	23.03(16)

The Company by ordinary resolution in general meeting or the Board may at any time terminate the operation of this Scheme and in such event no further Options will be offered but in all other respects the provisions of this Scheme shall remain in full force and effect.

14.	MISCELLANEOUS

(A)

This Scheme shall not form part of any contract of employment or engagement of services between the Group and any Participant and the rights and obligations of any Participant under the terms of his or her office, employment or engagement in services shall not be affected by the participation of the Participants in this Scheme or any right which he or she may have to participate in it and this Scheme shall afford such a Participant no additional rights to compensation or damages in consequence of the termination of such office, employment or engagement for any reason.

(B)

This Scheme shall not confer on any person any legal or equitable right (other than those rights constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

(C)	The Company shall bear the costs of establishing and administering this Scheme.

(D)	A Grantee shall be entitled to receive copies of all notices and other documents sent by the Company to holders of Shares generally.

(E)

Any notice or other communication between the Company and a Grantee may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its principal place of business in Hong Kong or such other address as notified to the Grantee from time to time and, in the case of the Grantee, his or her address in Hong Kong as notified to the Company from time to time.

(F)	Any notice or other communication served by post:-

(i) by the Company shall be deemed to have been served 24 hours after the same was put in the post; and

(ii) by the Grantee shall not be deemed to have been received until the same shall have been received by the Company.

(G)

All allotments and issues of Shares will be subject to all necessary consents under any relevant legislation for the time being in force in Hong Kong and the Cayman Islands, and a Grantee shall be responsible for obtaining any governmental or other official consent or approval that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Grantee to obtain any such consent or approval or for any tax or other liability to which a Grantee may become subject as a result of his or her participation in this Scheme.

(H)	This Scheme and all Options granted hereunder shall be governed by and construed in accordance with the laws of Hong Kong.

Schedule I

[Date]

[                    ]

TOM Online Inc.

Dear Sir,

Share Option Scheme

I hereby give notice that the Option granted to me under the Share Option Scheme (“the Scheme”) is hereby exercised in respect of [                    ] Shares.

[As I am a national of or resident in the PRC] [or such other country or jurisdiction as the Board has determined and notified to the Grantees], this notice is required to be accompanied by a legal opinion complying with the rules of the Scheme (“the Rules”).]* [Such legal opinion is attached, and therefore the Option to which this notice relates is deemed to be a Share Option.] [Such legal opinion is not attached, and therefore the Option to which this notice relates is deemed to be an SAR Option.]*

[I enclose the remittance of [HK$                      ], being the aggregate amount of the Subscription Price multiplied by the number of Shares in respect of which the Share Option is exercised.]*

I hereby warrant and represent that [the exercise of the Share Option in accordance with this notice, the issue of Shares pursuant thereto, the registration of myself as the holder of the Shares, the exercise and enjoyment of the rights attaching to such Shares and the performance of the obligations of the Company and myself under the Scheme]* [the exercise of the SAR Option in accordance with this notice, the payment of the Redemption Price and the performance of the obligations of the Company and myself under the Scheme] complies with all applicable laws and regulations.*

Words and expressions defined in the Rules have the same meanings in this letter.

Yours faithfully,

[name of Grantee]

* Please amend this notice appropriately to reflect:-

(a)

that you are not a PRC national or resident, or national or resident of another country or jurisdiction which the Board has nominated, or if you are, that the notice is accompanied by the required legal opinion, and accordingly, the Option is a Share Option as defined in the Rules; or

(b)

that you are a PRC national or resident, or national or resident of such other country or jurisdiction as the Board may nominate, that the notice is not accompanied by the required legal opinion, and accordingly the Option is an SAR Option as defined in the Rules.

Please note that further amendments may be required if the Option is being exercised by the Grantee’s personal representatives.

If you require any assistance in preparing this notice, please contact [ ].